                                                                    EXHIBIT 23.1


                         INDEPENDENT AUDITORS' CONSENT


     We consent to the incorporation by reference in Post-Effective Amendment No. 1 to Registration Statement No. 333-42004, Post-Effective Amendment No. 1 to Registration Statement No. 33-67102, Registration Statement No. 333-16249, Registration Statement No. 333-37445 and Registration Statement No. 333-82343 of Herbalife International, Inc. all on Form S-8 and in Post-Effective Amendment No. 2 to Registration Statement No. 33-48580 and Registration Statement No. 333-46201 of Herbalife International, Inc. on Form S-3 of our report dated February 22, 2000 appearing in this Annual Report on Form 10-K of Herbalife International, Inc. for the year ended December 31, 1999.


DELOITTE & TOUCHE LLP
Los Angeles, California
March 27, 2000